UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                AMENDMENT NO. 2
                                      TO
                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934


                            BRANDYWINE REALTY TRUST
       _________________________________________________________________
                               (Name of Issuer)

                   Common Shares, par value $0.01 per share
      __________________________________________________________________
                        (Title of Class of Securities)

                                   105368203
                      ___________________________________
                                (CUSIP Number)

     Scott D. Hoffman, Esq.    Marjorie L. Reifenberg,    Commonwealth Atlantic
       Lazard Freres & Co.              Esq.                 Properties Inc.
               LLC            Lazard Freres Real Estate   Commonwealth Atlantic
      30 Rockefeller Plaza        Investors L.L.C.        Operating Properties
       New York, NY 10020        LF Strategic Realty              Inc.
         (212) 632-6000            Investors L.P.         Commonwealth Atlantic
                              Prometheus AAPT Holdings,        Land I Inc.
                                       L.L.C.             Commonwealth Atlantic
                                Commonwealth Atlantic         Land II Inc.
                                Properties Investors      Commonwealth Atlantic
                                        Trust                 Land III Inc.
                                30 Rockefeller Plaza      Commonwealth Atlantic
                                 New York, NY  10020           Land V Inc.
                                    (212) 632-6000            Richmond Land
                                                               Corporation
                                                          Commonwealth Atlantic
                                                             Holding I Inc.
                                                          Commonwealth Atlantic
                                                            Development Inc.
                                                         66 Canal Center Plaza,
                                                               7th Floor
                                                          Alexandria, VA  23219

                                with a copy to:

                               Mario Ponce, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
      ___________________________________________________________

      (Name, Address and Telephone Number of Person Authorized to Receive
                          Noticesand Communications)

                                April 25, 2000
            ______________________________________________________
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or
     (4), check the following box   .

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                        (Continued on following pages)

                                 SCHEDULE 13D


     CUSIP No.  105368203            Page 3 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Lazard Freres & Co. LLC
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           AF
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         2,768,417
     BENEFICIALLY  8   SHARED VOTING POWER
      OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          2,768,417

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,768,417
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.11%
      14   TYPE OF REPORTING PERSON

           OO  (limited liability company)

                                 SCHEDULE 13D


     CUSIP No.  105368203                     Page 4 of 39 Pages

       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Lazard Freres Real Estate Investors L.L.C.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS
           AF

       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         2,768,417
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          2,768,417

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,768,417
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.11%
      14   TYPE OF REPORTING PERSON

           OO  (limited liability company)

                                 SCHEDULE 13D


     CUSIP No.  105368203                     Page 5 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LF Strategic Realty Investors L.P.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           AF
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         2,768,417
     BENEFICIALLY  8   SHARED VOTING POWER
      OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          2,768,417

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,768,417
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.11%
      14   TYPE OF REPORTING PERSON

           PN  (limited partnership)

                                 SCHEDULE 13D


     CUSIP No.  105368203                    Page 6 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Prometheus AAPT Holdings, L.L.C.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         None
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          None

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           None
      14   TYPE OF REPORTING PERSON

           OO  (limited liability company)

                              SCHEDULE 13D


     CUSIP No.  105368203                     Page 7 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Operating Properties Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
                                               NUMBER OF
        SHARES         2,183,114
     BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          2,183,114

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.6%
      14   TYPE OF REPORTING PERSON

           CO

                              SCHEDULE 13D


     CUSIP No.  105368203                    Page 8 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land II Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         506,663
     BENEFICIALLY  8   SHARED VOTING POWER
       OWNED BY
         EACH          2,183,114
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          506,663

                  10   SHARED DISPOSITIVE POWER

                       2,183,114
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,689,777
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.9%
      14   TYPE OF REPORTING PERSON

           CO

                             SCHEDULE 13D


     CUSIP No.  105368203                     Page 9 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land III Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         None
     BENEFICIALLY  8   SHARED VOTING POWER
       OWNED BY
         EACH          2,183,114
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          None

                  10   SHARED DISPOSITIVE POWER

                       2,183,114
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.6%
      14   TYPE OF REPORTING PERSON

           CO

                             SCHEDULE 13D


     CUSIP No.  105368203                     Page 10 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land V Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         None
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          2,183,114
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          None

                  10   SHARED DISPOSITIVE POWER

                       2,183,114
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.6%
      14   TYPE OF REPORTING PERSON

           CO

                              SCHEDULE 13D


     CUSIP No.  105368203                     Page 11 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Land I Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         None
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          2,183,114
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          None

                  10   SHARED DISPOSITIVE POWER

                       2,183,114
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.6%
      14   TYPE OF REPORTING PERSON

           CO

                              SCHEDULE 13D


     CUSIP No.  105368203                     Page 12 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Richmond Land Corporation
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X

       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         None
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          2,183,114
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          None

                  10   SHARED DISPOSITIVE POWER

                       2,183,114
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.6%
      14   TYPE OF REPORTING PERSON

           CO

                             SCHEDULE 13D


     CUSIP No.  105368203                     Page 13 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Holding I Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X

       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         2,183,114
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          2,183,114

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,183,114
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.6%
      14   TYPE OF REPORTING PERSON

           CO

                             SCHEDULE 13D


     CUSIP No.  105368203                     Page 14 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Properties Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X
       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         2,767,856
     BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          2,767,856

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,767,856
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.11%
      14   TYPE OF REPORTING PERSON

           CO

                              SCHEDULE 13D


     CUSIP No.  105368203                     Page 15 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Properties Investors Trust
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X

       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         None
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          2,767,856
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          None

                  10   SHARED DISPOSITIVE POWER

                       2,767,856
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,767,856
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.11%
      14   TYPE OF REPORTING PERSON

           CO

                             SCHEDULE 13D


     CUSIP No.  105368203                     Page 16 of 39 Pages



       1   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonwealth Atlantic Development Inc.
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                  (b) X

       3   SEC USE ONLY

       4   SOURCE OF FUNDS

           OO
       5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Virginia

                   7   SOLE VOTING POWER
      NUMBER OF
        SHARES         78,080
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH          None
      REPORTING    9   SOLE DISPOSITIVE POWER
        PERSON
         WITH          78,080

                  10   SHARED DISPOSITIVE POWER

                       None
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           78,080
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES

      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.2%
      14   TYPE OF REPORTING PERSON

           CO

               This Amendment No. 2, dated April 25, 2000, is filed by Lazard Freres & Co. LLC, a New York limited liability company ("Lazard"), Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI"), LF Strategic Realty Investors L.P., a Delaware limited partnership ("LF Realty"), Prometheus AAPT Holdings, L.L.C., a Delaware limited liability company ("Holdings"), Commonwealth Atlantic Operating Properties Inc., a Virginia corporation ("CAOP"), Commonwealth Atlantic Land II Inc., a Virginia corporation ("CAL"), Commonwealth Atlantic Development Inc., a Virginia corporation ("CADI"), Commonwealth Atlantic Land I Inc., a Virginia corporation ("CAL I"), Commonwealth Atlantic Land III Inc., a Virginia corporation ("CAL III"), Commonwealth Atlantic Land V Inc., a Virginia corporation ("CAL V"), Richmond Land Corporation, a Virginia corporation ("RLC"), Commonwealth Atlantic Holding I Inc., a Virginia corporation ("CAHI"), Commonwealth Atlantic Properties Inc., a Virginia real estate investment trust ("CAPI"), and Commonwealth Atlantic Properties Investors Trust, a Maryland real estate investment trust ("CAPIT", and together with Lazard, LFREI, LF Realty, Holdings, CAOP, CAL, CADI, CALI, CAL III, CAL V, RLC, CAHI and CAPI, the "Reporting Persons") . Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Schedule 13D dated July 31, 1999, as amended, filed by the Reporting Persons (as amended, the "Initial Schedule 13D"). This Amendment hereby amends and supplements the Initial Schedule 13D. All items not described herein remain as previously reported in the Initial Schedule 13D.

     Item 2.        Identity and Background

               (a), (b), (c) and (f). The information set forth in Amendment No. 1 to the Schedule 13D dated July 31, 1999 regarding Lazard, persons who may be deemed to be in control of Lazard and the executive officers and directors of Reporting Persons other than Lazard is hereby amended and supplemented as follows:

               On a day to day basis, Lazard is run by a management committee. The name, business address, principal occupation or employment, and citizenship of each of the members of the management committee of Lazard are set forth on Schedule 1 hereto and are incorporated by reference herein. Lazard is wholly-owned by Lazard LLC, a Delaware limited liability company ("LLLC") and therefore LLLC may be viewed as controlling Lazard. LLLC is a holding company. The Lazard Board of LLLC and the Executive Committee of Lazard Strategic Coordination Company LLC ("LSCC"), a Delaware limited liability company which is wholly-owned by LLLC, control LLLC. LSCC manages LLLC. The name, business address, principal occupation or employment, and citizenship of the members of the Lazard Board of LLLC and the Executive Committee of LSCC are set forth on Schedules 13 and 14, respectively, attached hereto and are incorporated by reference herein. The principal business office of LLLC is 3711 Kennett Pike, Suite 120, P.O. Box

     4649, Greenville, DE 19807-4649 and LSCC is c/o Corporation Trust, 1209 Orange Street, Wilmington, DE 19806. Lazard, on behalf of LLLC and LSCC, disclaims any beneficial ownership such entities may be deemed to have of any shares of Common Stock reported in this statement. The name, business address and principal occupation or employment of the executive officers and directors of the Reporting Persons other than Lazard are set forth on Schedules 2 through 12 hereto and are incorporated by reference herein. Each executive officer listed on Schedules 2 through 12 is a citizen of the United States.

               (d) and (e). During the last five years, none of the Reporting Persons, LLLC, LSCC nor, to the best knowledge of any Reporting Person, any of the persons listed on Schedules 1 through 14 (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor
     (i) has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

     Item 5.        Interest in Securities of the Issuer

               (a) As a result of the sale of its Preferred Shares as described in Item 5(c) hereof, Holdings is no longer the beneficial owner of any Common Shares. Furthermore, after giving effect to the transactions described in Item 5(c) hereof, and assuming each of the Reporting Persons owning Preferred Units converts all its Preferred Units to Class A Units, at a conversion price of $28.00 per unit, which are then converted to Common Shares, LF Realty, LFREI and Lazard will each beneficially own 2,768,417, or 7.11%, of the outstanding Common Shares of Brandywine (based on Brandywine's Annual Report on form 10K for the period ended December 31, 1999, as filed with the Securities and Exchange Commission).

               (b) Assuming full conversion in each case as described above, LF Realty, LFREI and Lazard would each have the sole power to direct the vote and disposition of 2,768,417 Common Shares.

               (c) On April 25, 2000, Holdings sold to Security Capital Preferred Growth Incorporated ("Security Capital") 750,000
     Preferred Shares for $25,000,000, plus $186,727 for accrued and unpaid dividends, in accordance with terms of the Purchase
     Agreement (the "Purchase Agreement") dated April 20, 2000 by and between Security Capital, Holdings and LF Realty.

               On June 4, 1999, Brandywine issued to Matthew J. Lustig, a Managing Director of Lazard and LF Realty's nominee to Brandywine's board of directors, 560 Common Shares as part of his compensation for serving as a Brandywine director. As required by LFREI's policy, Mr. Lustig transferred all of his Brandywine board fees, including the 560 Common Shares, to LF Realty. Such Common Shares were transferred on June 4, 1999.

     Item 6.        Contracts, Arrangements, Understandings or
                    Relationships with Respect to Securities of the Issuer

               As previously reported in Amendment No. 1 to the Schedule 13D dated July 31, 1999, Holdings, in accordance with the terms of a Custodian Agreement dated November 17, 1999, pledged the 750,000 Preferred Shares as collateral for a certain credit facility (the "Facility") made available by Merrill Lynch International ("MLI") to certain Borrowers. In accordance with the terms of the Custodian Agreement, the 750,000 Preferred Shares were held in a Collateral Account set up by MLI.

               Concurrently with the sale of the 750,000 Preferred Shares to Security Capital on April 25, 2000, the amounts due under the Facility were repaid in full by the Borrowers and, in accordance with the terms of the Facility and the Custodian Agreement, the 750,000 Preferred Shares were released from the Collateral Account free and clear of any lien or security interest that MLI previously had in those shares pursuant to the Facility or the Custodian Agreement.

     Item 7.   Material to be Filed as Exhibits

               Exhibit 1  Purchase Agreement.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       LAZARD FRERES & CO. LLC

                                       By:  /s/ Scott D. Hoffman
                                           -------------------------
                                          Name:    Scott D. Hoffman
                                          Title:   Managing Director

                                       Date:    May 8   , 2000
                                             ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       LAZARD FRERES REAL ESTATE
                                         INVESTORS L.L.C.

                                       By:     /s/ John A. Moore
                                              -------------------------

                                          Name:    John A. Moore
                                          Title:   Chief Financial Officer

                                       Date:    May 8   , 2000
                                                --------------


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       LF STRATEGIC REALTY INVESTORS L.P.

                                       By:  Lazard Freres Real Estate
                                            Investors L.L.C.,
                                            its general partner

                                       By:    /s/ John A. Moore
                                              -------------------------
                                          Name:    John A. Moore
                                          Title:   Chief Financial Officer

                                       Date:    May 8   , 2000
                                             ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               PROMETHEUS AAPT HOLDINGS, L.L.C.


                               By:     LF Strategic Realty Investors
                                       L.P.,
                                       its sole member

                               By:     Lazard Freres Real Estate
                                       Investors L.L.C., its general
                                       partner

                               By:       /s/ John A. Moore
                                       -------------------------
                                       Name:       John A. Moore
                                       Title:      Chief Financial Officer

                               Date:    May 8   , 2000
                                         ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC OPERATING
                                 PROPERTIES INC.


                               By:   /s/ John A. Moore
                                     -------------------------
                               Name:   John A. Moore
                               Title:  Vice President

                               Date:    May 8   , 2000
                                      ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC LAND II INC.


                               By:   /s/ John A. Moore
                                     -------------------------
                               Name:   John A. Moore
                               Title:  Vice President

                               Date:    May 8   , 2000
                                     ----------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC DEVELOPMENT INC.


                               By:   /s/ John A. Moore
                                     -------------------------
                               Name:   John A. Moore
                               Title:  Vice President

                               Date:    May 8   , 2000
                                         ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC PROPERTIES
                                 INVESTORS TRUST


                               By:   /s/ John A. Moore
                                     -------------------------
                               Name:   John A. Moore
                               Title:  Vice President
                                       and Chief Financial Officer

                               Date:    May 8   , 2000
                                     ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC PROPERTIES INC.


                               By:   /s/ John A. Moore
                                    -------------------------
                               Name:   John A. Moore
                               Title:  Vice President

                               Date:    May 8   , 2000
                                         ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC LAND III INC.


                               By:   /s/ John A. Moore
                                     -------------------------
                               Name:   John A. Moore
                               Title:  Vice President

                               Date:    May 8   , 2000
                                      ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               COMMONWEALTH ATLANTIC LAND V INC.


                               By:   /s/ John A. Moore
                                    -------------------------
                               Name:   John A. Moore
                               Title:  Vice President

                               Date:    May 8   , 2000
                                      ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       COMMONWEALTH ATLANTIC
                                         HOLDING I INC.


                                       By:    /s/ John A. Moore
                                             -------------------------
                                       Name:       John A. Moore
                                       Title:      Vice President

                                       Date:    May 8   , 2000
                                              ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       RICHMOND LAND CORPORATION


                                       By:   /s/ John A. Moore
                                            -------------------------
                                          Name:    John A. Moore
                                          Title:   Vice President

                                       Date:    May 8   , 2000
                                                 ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       COMMONWEALTH ATLANTIC LAND I INC.


                                       By:    /s/ John A. Moore
                                              -------------------------
                                          Name:    John A. Moore
                                          Title:   Vice President

                                       Date:    May 8   , 2000
                                                  ---------

                                  SCHEDULE 1

                      Set forth below are the names of each of the members of the management committee of Lazard Freres & Co. LLC. Except as otherwise indicated, the principal occupation of each such person is managing director of Lazard Freres & Co. LLC, the business address of each such person is 30 Rockefeller Plaza, New York, New York 10020 and each person is a citizen of the United States.

                             Business Address and
                             Principal Occupation
     Name                    (if other than as indicated above)  Citizenship
     -----                   ----------------------------------  -----------
     Michel A. David-Weill   Chairman and Chief Executive        France
                             of Lazard LLC and Chief Executive
                             Officer of Lazard Freres & Co. LLC

     Norman Eig

     Steven J. Golub

     Herbert W. Gullquist

     Melvin L. Heineman

     Kenneth M. Jacobs

     William R. Loomis, Jr.  Deputy Chief Executive of
                             Lazard Freres & Co. LLC

     David L. Tashjian

                                  SCHEDULE 2

           The business address for each of the following persons is 30 Rockefeller Plaza, New York, NY 10020.

       Executive Officers of Lazard Freres Real Estate Investors L.L.C.

     Name of Officer           Present and Principal Occupation
     ---------------           --------------------------------

     Robert C. Larson          Chairman

     Michael G. Medzigian      President and Chief Executive Officer

     Mark S. Ticotin           Principal and Executive Vice President

     John A. Moore             Principal and Chief Financial Officer

     Marjorie L. Reifenberg    Principal, General Counsel
                               and Secretary

     Henry C. Herms            Controller

                                  SCHEDULE 3

                   EXECUTIVE OFFICERS AND TRUSTEES OF CAPIT

     NAME OF OFFICER                                 PRESENT OFFICE
     OR TRUSTEE             BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Michael G. Medzigian   30 Rockefeller Plaza     President and Trustee
                            New York, NY 10020

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President and
     Trustee                New York, NY 10020       of CAPIT

     John A. Moore          30 Rockefeller Plaza     Vice President,
     Chief                  New York, NY 10020       Financial Officer
     and                                             Trustee of CAPIT

     Henry C. Herms         30 Rockefeller Plaza     Treasurer of CAPIT
                            New York, NY 10020

     Marjorie L. Reifenberg 30 Rockefeller Plaza     Secretary of CAPIT
                            New York, NY 10020

                                  SCHEDULE 4

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAPI

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAPI

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAPI
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza     Vice President of CAPI
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods            Assistant Secretary of
                            Battle & Boothe, LLP     CAPI
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  022102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAPI
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAPI
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director of
                            7th Floor                CAPI
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary pf CAPI
                            & Boothe, LLP
                            One James Center
                            901 East Cary Street
                            Richmond, VA 23219-4030

     Adrianne M. Horne      CT Corporation System    Director of CAPI
                            Corporation Trust
                            Center, 1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of CAPA
                            7th Floor
                            Alexandria, VA 22314

                                  SCHEDULE 5

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAL I

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAL I

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAL I
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza     Vice President of CAL I
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle     Secretary of CAL I
                            & Boothe, LLPAssistant
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAL I
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAL I
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President
                            7th Floor                and Director of CAL I
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of CAL I
                            & Boothe, LLP
                            One James Center
                            901 East Cary Street,
                            Richmond, VA 23219-4030

     Adrianne M. Horne      CT Corporation System    Director of CAL I
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of CAL I
                            7th Floor
                            Alexandria, VA 22314

                                  SCHEDULE 6

                    EXECUTIVE OFFICERS AND DIRECTORS OF CAL

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
    ----------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAL

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAL
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza     Vice President of CAL
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle     Assistant Secretary of CAL
                            & Boothe, LLP
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAL
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAL
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President
                            7th Floor                and Director of CAL
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of CAL
                            & Boothe, LLP
                            One James Center,
                            901 East Cary Street
                            Richmond, VA 23219-4030

     Camilia M. Denny       CT Corporation System    Director of CAL
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   President of CAL
                            7th FloorVice
                            Alexandria, VA 22314

                                  SCHEDULE 7

                  EXECUTIVE OFFICERS AND DIRECTORS OF CAL III

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAL III

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAL III
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza     Vice President of CAL III
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle     Assistant Secretary
                            & Boothe, LLP            of CAL III
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAL III
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAL III
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director
                            7th Floor                of CAL III
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of CAL III
                            & Boothe, LLP
                            One James Center,
                            901 East Cary Street
                            Richmond, VA 23219-4030

     Mary Ann Brzoska       CT Corporation System    Director of CAL III
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,
                            7th FloorVice
                            President of CAL III
                            Alexandria, VA 22314

                                  SCHEDULE 8

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAL V

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAL V

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAL V
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza,    Vice President of CAL V
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle     Assistant Secretary
                            & Boothe, LLP            of CAL V
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAL V
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAL V
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director
                            7th Floor                of CAL V
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of CAL V
                            & Boothe, LLP
                            One James Center,
                            901 East Cary Street
                            Richmond, VA 23219-4030

     Bonnie A. Schuman      CT Corporation System    Director of CAL V
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of CAL V
                            7th Floor
                            Alexandria, VA 22314

                                  SCHEDULE 9

                   EXECUTIVE OFFICERS AND DIRECTORS OF CADI

     NAME OF OFFICER                                PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS        WITH COMPANY
     ---------------        ----------------        --------------

     Robert C. Larson       30 Rockefeller Plaza    Chairman and Director
                            New York, NY 10020      of CADI

     Mark S. Ticotin        30 Rockefeller Plaza    Vice President of CADI
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza    Vice President of CADI
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle &  Assistant Secretary of CADI
                            Boothe, LLP
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CADI
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CADI
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director
                            7th Floor                of CADI
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle &   Secretary of CADI
                            Boothe, LLP
                            One James Center, 901
                            East Cary Street
                            Richmond, VA 23219-4030

     Mary Ann Brzoska       CT Corporation System    Director of CADI
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of CADI
                            7th Floor
                            Alexandria, VA 22314

                                  SCHEDULE 10

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAHI

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAHI

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAHI
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza     Vice President of CAHI
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle     Assistant Secretary of
                            & Boothe, LLP            CAHI
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAHI
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAHI
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director
                            7th Floor                of CAHI
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of CAHI
                            & Boothe, LLP
                            One James Center
                            901 East Cary Street,
                            Richmond, VA 23219-4030

     Bonnie A. Schuman      CT Corporation System    Director of CAHI
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of CAHI
                            7th Floor
                            Alexandria, VA 22314

                                  SCHEDULE 11

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAOP

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and Director
                            New York, NY 10020       of CAOP

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of CAOP
                            New York, NY 10020

     John A. Moore          30 Rockefeller Plaza     Vice President of CAOP
                            New York, NY 10020

     Christopher L. Keefer  McGuire Woods Battle     Assistant Secretary of
                            & Boothe, LLP            CAOP
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of CAOP
                            New York, NY 10020

     Brent W. Sinnett       600 East Main Street,    Chief Financial Officer
                            Suite 2300               of CAOP
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director
                            7th Floor                of CAOP
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of CAOP
                            & Boothe, LLP
                            One James Center,
                            901 East Cary Street
                            Richmond, VA 23219-4030

     William J. Reif        CT Corporation System    Director of CAOP
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of CAOP
                            7th Floor
                            Alexandria, VA 22314

                                  SCHEDULE 12

                    EXECUTIVE OFFICERS AND DIRECTORS OF RLC

     NAME OF OFFICER                                 PRESENT OFFICE
     OR DIRECTOR            BUSINESS ADDRESS         WITH COMPANY
     ---------------        ----------------         --------------

     Robert C. Larson       30 Rockefeller Plaza     Chairman and New
                            York, NY 10020           Director of RLC

     Mark S. Ticotin        30 Rockefeller Plaza     Vice President of
                            New York, NY 10020       RLC

     John A. Moore          30 Rockefeller Plaza     Vice President of
                            New York, NY 10020       RLC

     Christopher L. Keefer  McGuire Woods Battle     Assistant Secretary
                            & Boothe, LLP            of RLC
                            8280 Greensboro Drive
                            Suite 900, Tysons Corner
                            McLean, VA  22102-3892

     Henry C. Herms         30 Rockefeller Plaza     Vice President of
                            New York, NY 10020       RLC

     Brent W. Sinnett       600 East Main Street,    Chief Financial
                            Suite 2300               Officer of RLC
                            Richmond, VA 23219

     Richard I. Gilchrist   66 Canal Center Plaza,   President and Director
                            7th Floor                of RLC
                            Alexandria, VA 22314

     Charles L. Menges      McGuire Woods Battle     Secretary of RLC
                            & Boothe, LLP
                            One James Center,
                            901 East Cary Street
                            Richmond, VA 23219-4030

     William J. Reif        CT Corporation System    Director of RLC
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, DE 19801

     Jeffrey I. Sofferman   66 Canal Center Plaza,   Vice President of
                            7th Floor                RLC
                            Alexandria, VA 22314

                                  SCHEDULE 13

                          LAZARD BOARD OF LAZARD LLC

               Set forth below are the members of the Lazard Board of Lazard LLC, their business address, principal occupation and citizenship:

                            PRINCIPAL OCCUPATION
     NAME                   AND BUSINESS ADDRESS              CITIZENSHIP
     ----                   --------------------              -----------

     Michel A. David-Weill  Chairman and Chief Executive      France
                            of Lazard LLC and Chief
                            Executive Officer of Lazard
                            Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY  10020, USA

     Antoine Bernheim       Investor                          France
                            Chairman of Assicurazioni
                            Generali S.p.A.
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

     Francois Voss          Managing Director of Lazard       France
                            Freres S.A.S.
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

     Didier Pfeiffer        President du Conseil              France
                            de Surveillance
                            Fonds de Garantie des Assurances
                            de Personnes
                            30-32 rue de Taitbout
                            75311 Paris Cedex 09 France

     Alain Merieux          President Directeur               France
                            General (CEO)
                            BioMerieux S.A. and BioMerieux
                            Alliance
                            69280 Marcy L'Etoile
                            France

     Jean Guyot             Investor                          France
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

                            PRINCIPAL OCCUPATION
     NAME                   AND BUSINESS ADDRESS              CITIZENSHIP
     ----                   --------------------              -----------

     Bruno M. Roger         Managing Director of Lazard       France
                            Freres S.A.S.
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

     William R. Loomis, Jr. Deputy Chief Executive            USA
                            and Managing Director
                            of Lazard Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY  10020

     David J. Verey         Chairman, Chief Executive,        United
                            Managing Director and             Kingdom
                            Executive Director of
                            Lazard Brothers & Co., Limited
                            21 Moorfields
                            London EC2P 2HT
                            United Kingdom

     Gerardo Braggiotti     Managing Director of              Italy
                            Lazard Freres
                            S.A.S. and Lazard
                            Freres & Co. LLC
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

                                  SCHEDULE 14

       EXECUTIVE COMMITTEE OF LAZARD STRATEGIC COORDINATION COMPANY LLC

               Set forth below are the members of the Executive Committee of Lazard Strategic Coordination Company LLC, their business address, principal occupation and citizenship:

                            PRINCIPAL OCCUPATION
     NAME                   AND BUSINESS ADDRESS              CITIZENSHIP
     ----                   --------------------              -----------

     Michel A. David-Weill  Chairman and Chief Executive      France
                            of Lazard LLC and Chief
                            Executive Officer of Lazard
                            Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY  10020, USA

     Gerardo Braggiotti     Managing Director                 Italy
                            of Lazard Freres
                            S.A.S. and Lazard
                            Freres & Co. LLC
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

     Norman Eig             Managing Director                 USA
                            of Lazard Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY  10020

     Kenneth M. Jacobs      Managing Director                 USA
                            of Lazard Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY  10020

     William R. Loomis, Jr. Deputy Chief Executive            USA
                            and Managing Director
                            of Lazard Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY  10020

     Bruno M. Roger         Managing Director of Lazard       France
                            Freres S.A.S.
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

                            PRINCIPAL OCCUPATION
     NAME                   AND BUSINESS ADDRESS              CITIZENSHIP
     ----                   --------------------              -----------

     David J. Verey         Chairman, Chief Executive,        United
                            Managing Director and Executive   Kingdom
                            Director of Lazard Brothers &
                            Co., Limited
                            21 Moorfields
                            London EC2P 2HT
                            United Kingdom
















































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